Bazaarvoice, Inc. Enters Into Definitive Agreement to be Acquired by Marlin Equity Partners

AUSTIN, Texas, November 27, 2017 (GLOBE NEWSWIRE) — Bazaarvoice, Inc. (Nasdaq: BV), a provider of consumer-generated content (CGC), advertising, and personalization solutions, today announced that it has entered into a definitive agreement to be acquired by entities affiliated with the global investment firm, Marlin Equity Partners.

Under the terms of the agreement, Marlin will acquire each share of outstanding common stock of Bazaarvoice in exchange for $5.50 in cash for a total value of approximately $521 million. This price represents an 18% premium to the average closing price of Bazaarvoice common stock for the 30-calendar day period ending November 24, 2017. Upon completion of the transaction, Bazaarvoice will become a privately-held company.

“The Board of Directors appreciates the patience that our stockholders have shown as we’ve worked to improve our business and operations,” said Tom Meredith, chairman of the board. “The Board ultimately decided, after extensive engagement with stockholders and an extended and thorough process, that Marlin’s offer to acquire Bazaarvoice is the best way to maximize value for our stockholders.”

“We are pleased to announce this transaction which enables our stockholders to realize immediate cash value at a premium and provides Bazaarvoice with the operational flexibility it needs to continue its strategic vision,” said Gene Austin, Bazaarvoice’s chief executive officer and president.

“This transaction represents a unique opportunity to invest in a leading provider of consumer generated content applications and data offerings,” said Nathan Pingelton, a principal at Marlin. “We are excited to partner with the entire Bazaarvoice team to build upon the company’s success and support their long-term objectives of continued revenue growth and product innovation.”

Bazaarvoice will maintain its headquarters in Austin, Texas. The closing of the transaction is subject to customary closing conditions, including regulatory approvals and the affirmative vote by a majority of the votes cast by the holders of Bazaarvoice common stock at a to-be-scheduled special meeting of stockholders. The transaction is expected to close in the first quarter of calendar 2018.

As a result of the announced sale of the company, Bazaarvoice will not be hosting the conference call previously scheduled for Wednesday November 29, 2017 to discuss its fiscal second quarter 2018 financial results.

GCA Advisors, LLC is acting as exclusive financial advisor and DLA Piper LLP (US) is serving as legal advisor to Bazaarvoice. Marlin’s legal advisor is Schulte Roth & Zabel LLP.

About Bazaarvoice

Bazaarvoice helps brands and retailers find and reach consumers, and win them with the content they trust. Each month in the Bazaarvoice Network, more than one-half billion consumers view and share authentic consumer-generated content (CGC), including ratings and reviews as well as curated visual content, across 5,000 brand and retail websites. This visibility into shopper behavior allows Bazaarvoice to capture unique first-party data and insights that enable our targeted advertising and personalization solutions.

Founded in 2005, Bazaarvoice is headquartered in Austin, Texas with offices across North America and Europe. For more information, visit www.bazaarvoice.com.

About Marlin Equity Partners

Marlin Equity Partners is a global investment firm with over $6.7 billion of capital under management. The firm is focused on providing corporate parents, shareholders and other stakeholders with tailored solutions that meet their business and liquidity needs. Marlin invests in businesses across multiple industries where its capital base, industry relationships and extensive network of operational resources significantly strengthen a company’s outlook and enhance value. Since its inception, Marlin, through its group of funds and related companies, has successfully completed over 100 acquisitions. The firm is headquartered in Los Angeles, California with an additional office in London. For more information, please visit www.marlinequity.com.

Additional Information and Where to Find It

In connection with the merger, Bazaarvoice, Inc. (the “Company”) intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the merger. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE MERGER THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the merger (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at the Company’s website http://www.bazaarvoice.com or by writing to the Company’s Secretary at 10901 Stonelake Blvd, Austin, TX 78759.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on October 13, 2017 and the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2017. To the extent that such individual’s holdings of the Company’s common stock have changed since the amounts printed in the Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of the potential participants, and their direct or indirect interests in the merger, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the merger.

Forward-looking statements

This communication, and the documents to which the Company refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, including the timing of the transaction and other information relating to the transaction. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the transaction and other information relating to the transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “may,” “will,” “could,” “should,” “would,” “assuming” and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss the Company’s future expectations or state other forward-looking information and may involve known and unknown risks over which the Company has no control. Those risks include, (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the common stock of the Company, (ii) the failure to satisfy of the conditions to the consummation of the transaction, including the adoption of the merger agreement by the stockholders of the Company and the receipt of regulatory approvals from various domestic governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the risk that the definitive merger agreement may be terminated in circumstances that require the Company to pay a termination fee and/or reimbursement of their expenses; (v) risks regarding the failure to obtain the necessary financing to complete the merger, (vi) the effect of the announcement or pendency of the transaction on the Company’s business relationships, operating results and business generally, (vii) risks that the proposed transaction disrupts current plans and operations, (viii) risks related to diverting management’s attention from the Company’s ongoing business operations, and (ix) the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement or the transaction. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are described in the Company’s SEC reports, including but not limited to the risks described in the Company’s Annual Report on Form 10-K for its fiscal year ended April 30, 2017 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2017. Except as required by applicable law or regulation, the Company does not undertake to update these forward-looking statements to reflect future events or circumstances.

Investor Relations Contact:

Linda Wells

Bazaarvoice, Inc.

415-582-6250

linda.wells@bazaarvoice.com

Media Contact:

Emily Reagan

Bazaarvoice, Inc.

512-551-6866

pr@bazaarvoice.com